Exhibit 4.3

Primus Telecommunications Group,

Incorporated

7901 Jones Branch Drive

Suite 900

McLean, VA 22102

(703) 902-2800

February             , 2006

__________________________

__________________________

__________________________

Attention: __________________

Re:	Exchange of 5 3/4% Convertible Subordinated Debentures due 2007 of Primus Telecommunications Group, Incorporated

Dear Ladies and Gentlemen:

The purpose of this letter agreement (this “Agreement”) is to confirm the agreement of Primus Telecommunications Group, Incorporated (“Primus”),                                     ,                             ,                             ,                              and                              (individually, each “Holder” and, collectively, “Holders”), the terms and conditions of which agreement are as follows:

1. Exchange of Debentures.

(a) At the Closing (as defined below), each Holder shall exchange, or cause to be exchanged (“the Exchange”), the principal amount of Primus’s 5 3/4% Convertible Subordinated Debentures due 2007 (the “Old Debentures”) set forth next to such Holder’s name on Schedule 1(a)(x) for an equal principal amount of Primus’s Step Up Convertible Subordinated Debentures due 2009 (the “New Debentures”) which shall be issued under that certain Indenture dated as of February             , 2006 by and between Primus and U.S. Bank National Association, and Primus shall issue, or cause to be issued, to each Holder the principal amount of New Debentures set forth next to such Holder’s name accordance with the allocation set forth on Schedule 1(a)(x).

(b) The New Debentures shall not be “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), shall be unrestricted and freely transferable, and shall bear no legend indicating otherwise.

2. Representations and Warranties.

(a) Holder hereby represents and warrants to Primus as follows:

(i) Holders approached Primus and initiated negotiations with Primus regarding the Exchange. Prior to Holders’ initiation of such negotiations, neither Primus nor anyone acting on Primus’s behalf approached any Holder regarding the Exchange.

(ii) No Holder knows of any reason why the New Debentures cannot be issued under the exemption from registration provided by Section 3(a)(9) of the Securities Act.

(iii) Each Holder has had such opportunity as it has deemed adequate to obtain from representatives of Primus such information as is necessary to permit Holder to evaluate the merits and risks of the exchange contemplated hereby.

(iv) Each Holder has sufficient experience and ability in business, financial and investment matters to evaluate the risks associated with the Exchange and the New Debentures and to make an informed investment decision with respect to the Exchange and the New Debentures and has, in fact, evaluated such risks and made such an informed decision.

(v) Each Holder has obtained all approvals or consents necessary or advisable, if any, in connection with such Holder’s consummation of the Exchange.

(vi) No Holder is, nor has any Holder been within the past three months, an “affiliate” of Primus, as that term is defined in paragraph (a)(1) of Rule 144 promulgated under the Securities Act.

(vii) Each Holder has full legal right and all requisite power, and has been duly authorized, to execute, deliver and perform this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Holder enforceable in accordance with its terms.

(viii) No Holder or any affiliate of a Holder is a “beneficial owner” (as defined in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended) of shares of Primus’s common stock or securities that are convertible into Primus’s common stock, other than the Old Debentures identified on Schedule 1(a)(x). As of the date of this Agreement, no Holder has any intention of acquiring any shares of Primus’s common stock, or securities convertible into shares of Primus’s common stock, other than the New Debentures issuable to such Holder under the terms of this Agreement.

(b) Primus hereby represents and warrants to Holders as follows:

(i) Primus did not approach any Holder and did not initiate negotiations with any Holder regarding the Exchange. Prior to Holders’ initiation of negotiations with Primus, neither Primus nor anyone acting on Primus’s behalf approached any Holder regarding the Exchange.

(ii) Primus knows of no reason why the New Debentures cannot be issued under the exemption from registration provided by Section 3(a)(9) of the Securities Act.

(iii) Primus has obtained all approvals or consents necessary or advisable, if any, in connection with Primus’s consummation of the Exchange.

(iv) Primus has full legal right and all requisite power, and has been duly authorized, to execute, deliver and perform this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Primus enforceable in accordance with its terms.

3. Closing. The closing of the Exchange will occur on February             , 2006 at 3:00 p.m. New York City time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1899 Pennsylvania Avenue, N.W., Washington, D.C. 20006.

4. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, negotiations, commitments and understandings between such parties. The parties may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the parties hereto.

5. Expenses. Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Any signature delivered by facsimile machine or email transmission shall be binding and enforceable to the same extent as original signature.

[Remainder of Page Intentionally Left Blank]

Please confirm your agreement by signing in the space indicated below.

Very truly yours,

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:

Name:

Title:

ACCEPTED AND AGREED:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:

Name:

Title:

Date:

Schedule 1(a)(x)

Ownership of Old Debentures and New Debentures to be Issued

Holder	Ownership of Old Debentures	New Debentures to be Issued